Exhibit 10.20

PHARMACEUTICAL LICENSE AGREEMENT

This AGREEMENT dated as of October 1, 2012, is made by and between Blue Ivory Holdings Ltd., corporation incorporated pursuant to the laws of Bahamas, having its principal place of business at Nassau, Bahamas ("licensor"} and Axxess Pharma Inc.. a corporation incorporated pursuant to the laws of Nevada, having its principal place of business at 2681 Eglinton ave West,Toronto, Ontario. M6M 1T8. Canada("licensee").

WHEREAS Licensor is the beneficial Owner of certain Drug Identification Numbers registered with Health Canada (the "DINs") as listed in Schedule "A" hereto, as amended from time to time. Licensee desires to license from Licensor the right to develop, market, make, use, and sell certain drug formulations which are applied to humans through the use of the DINs. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, licensor and Licensee agree as follows:

I. Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings;

L 1. "Drug Technology" means any technology owned or licensable by Licensor which relates to the DINs.

1.2. "licensor Patent Rights" means all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention, and utility models) throughout the world, covering or relating to the Drug Technology, including any substitutions. extensions, reissues, reexaminations, renewals, divisions, continuations. or continuations-in-part, which licensor owns or controls, and under which Licensor has the right to grant sublicenses to licensee, as of the date of this Agreement. All current patents

1.5. "Field" means the DINs formulations, including but not limited to those listed in Schedule C.

1.6. ''licensed Products" means a product which, or the manufacture, use, or sale of which, is covered by a DIN listed in Schedule "A''.

1.7. "Net Sales" shall mean the gross amount actually received by Licensee on sales of Licensed Products, less: {a) credits or allowances, if any, actually granted: (b) discounts actually allowed; (c) freight, postage, and insurance charges and additional special packaging charges; and (d) customs duties, and excises, sales. taxes, duties or other taxed imposed upon and paid with respect to such sales (excluding what is commonly known as income taxes). In the case of any Licensed Products supplied to Licensee by Licensor, "Net Sales" shall mean the amount as defined in the preceding sentence, less the amount paid by Licensee to Licensor for Licensor to supply the Licensed Products.

1.8. "Party" means Licensee or Licensor; "Parties'' means Licensee and Licensor.

1.9. "Valid Claim" means a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn. canceled, or disclaimed, nor held invalid by a court of competent jurisdiction in an unappeafed or unappealable decision.

II. License

11.1. License. Subject to the payment of the royalties provided in Article Ill and the fulfillment of the other terms and conditions of this Agreement, Licensor hereby grants to Licensee a worldwide, exclusive license under all of the Licensor Patent Rights and Licensor Technology Rights, including the right to sublicense any or all of such rights, to make, have made. use, have used, sell, and have sold the Drug Technology.

11.2. Assistance. Licensor shall provide Licensee with all information related to the licensor Patent Rights and Licensor Technology Rights as may be known or possessed by Licensor and as may be reasonably necessary for Licensee to exploit the licenses granted in Section 2.1., including any

The Licensee shall pay as a licensee Fee the sum of Five Million Dollars ($5,000.000.00) payable in quarterly instalments of One Hundred and Twenty Five Thousand Dollars ($125,000.00) payable over a period of Ten (10) years.

111.3. Sublicense Fees. Licensee shall pay to licensor Ten (10) percent (10%) of all royalties and sublicense fees paid to Licensee on account of sublicenses for the sale of the Licensed Products.

IV. Representations, Warranties, and Covenants

IV.1. Representations and Warranties of Licensor. Licensor hereby represents and warrants that: (i) Licensor has the authority to grant to Licensee all of the rights granted hereunder; (ii) Licensor owns or controls all rights to the Licensor Patent Rights and the Licensor Technology Rights; and (iii) Licensor is unaware of any rights superior to Licensor's in the Drug Technology which would prevent Licensee from fully exercising the rights licensed to it herein.

IV.2. Covenant of licensee. Licensee hereby covenants and agrees to use reasonable efforts to develop, and obtain all necessary regulatory approvals for, and commercialize certain formulations which can be delivered to humans through Licensed Products. In the event that Licensee breaches its obligations under this Section 4.2, Licensee shall not be liable for any damages or other compensation as a result thereof, and Licensor' sole and exclusive remedy shall be the termination of this Agreement pursuant to Section 7.2.

V. Intellectual Property Rights

V.i. Ownership. Licensor shall own the entire right, title, and interest in and to all Licensor Patent Rights and Licensor Technology Rights.

V.2. Right of Licensee to Prosecute Applications. licensor agrees that during the term of this Agreement, Licensor shall provide Licensee with copies of all substantive communications to and from patent offices regarding applications or patents relating to the Drug Technology promptly after the receipt thereof. Copies of proposed substantive communications to such patent offices shall be misappropriation. Within 30 days after Licensor becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise Licensee of its decision in writing. The inability of Licensor to decide on a course of action within such 30 day period shall for purposes of this Agreement deemed a decision not to initiate an infringement or other appropriate suit

(b) Within sixty (60) days after Licensor becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a third party in the Field, as provided in paragraph (a) above, and provided that Licensor shall have advised Licensee of its decision to file suit within the 30 day period provided in paragraph (a} above, Licensor shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such third party. Licensor shall provide Licensee with an opportunity to make suggestions and comments regarding such suit and shall promptly notify Licensee of the commencement of such suit Licensor shall keep Licensee promptly informed of, and shall from time to time consult with Licensee regarding, the status of any such suit and shall provide Licensee with copies of all documents filed in, and all written communications relating to, such suit

(c) Licensor shall select counsel for any suit referred to in paragraph (b) above who shall be reasonably acceptable to Licensee. Licensor shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys' fees and court costs. Licensee, in its sole discretion, may elect. within 60 days after the receipt by Licensee from Licensor of notice of the commencement of such litigation, to contribute to the costs incurred by Licensor in connection with such litigation in an amount not to exceed 50 percent of such costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be shared by Licensor and Licensee pro rata based on their respective sharing of the costs of such litigation. If necessary Licensee shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit Licensee shall have the right to participate and be represented in any suit by its own counsel at its own expense. Licensor shall not settle any such suit involving rights of Licensee without obtaining the prior written consent of Licensee, which consent shall not be unreasonably withheld.

(d} In the event that Licensor does not inform Licensee of its intent to initiate an infringement or other appropriate suit within the 30-day period provided in paragraph (a) above, or does not initiate such an infringement other appropriate action within the 60-day period provided in served. At the request of Licensee, Licensor shall provide to Licensee advice regarding the technical merits of any such claim.

(b) Licensor shall defend Licensee at Licensor' cost and expense. and will indemnify and hold harmless Licensee, from and against any and all claims, losses, costs, damages, fees and expenses arising out of or in connection with the infringement or alleged infringement by a Licensed Product of any United States or foreign patent, copyright. trade secret or other intellectual property right of any third party and any settlements relating thereto, provided that Licensor shall have sole control and authority with respect to the defense or settlement of any such claim or action and Licensee shall cooperate fully with licensor in the defense or settlement of any such claim or action. In the event that any Licensed Product becomes, or in Licensor's opinion is likely to become, the subject of a claim of infringement of any United States or foreign patent, copyright, trade secret or other intellectual property right of any third party, Licensor may at its option either secure for Licensee the right to continue using the Licensed Product, replace or modify the Licensed Product to make it non-infringing without impairment of function or if neither of the foregoing alternatives is reasonably available to Licensor, terminate Licensee's rights and licenses to the Licensed Product under this Agreement and refund to Licensee all amounts paid by Licensee to Licensor depreciated on a five year straight line basis.

(c) The provisions of Section 5.5(b) notwithstanding, Licensor shall not have any liability under Section 5.5(b) to the extent that any infringement or claim results from: (i) use of the Licensed Product in combination with some other product or pharmaceutical formulation not supplied by Licensor where the Licensed Product itself would not be infringing; or (ii) modifications of the Licensed Product where the Licensed Product, if not modified by or for Licensee, would not be infringing.

(d) Except as otherwise provided in this paragraph (d), if Licensee or any of its sublicensees, in order to operate under or exploit the license granted under Article II of this Agreement in any country, must, in Licensee's or its sublicensee's reasonable judgment, make payments to one or more third parties to obtain a license or similar right under a patent or other technology in the absence of which Licensed Products could not legally be developed, manufactured, used, marketed or sold in such country, such third party payments shall reduce and be set off against the royalty payments or sublicense fees otherwise due to Licensor in such country. Any payments by Licensee or any of its sublicensees to one or more third parties to

Vl.2. Release from Restrictions. The provisions of Section 6.1 shall not apply to any Confidential Information disclosed hereunder which:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Licensed Products in the ordinary course. through no fault or omission on the part of the receiving Party or an affiliated party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

VII. Termination

Vll.1. Term. This Agreement shall remain in effect until terminated in accordance with the provisions of this Article VII.

VIL2. Termination for Breach. Licensee shall be entitled to terminate this Agreement by written notice to Licensor in the event that Licensor shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by Licensee. Licensor shall be entitled to terminate this Agreement by written notice to Licensee in the event that Licensee shall be in default of any of its obligations hereunder and shall fail to remedy any such default within sixty (60) days after notice thereof by Licensor. Upon termination of this Agreement pursuant to this Section 7.2, no Party shall be relieved of any obligations incurred prior to such termination. of any Licensed Products, claimed by reason of breach of warranty, negligence. product defect. or other similar cause of action, regardless of the form ln which any such claim is made. The Party distributing the Licensed Products under this Agreement (the "Distributing Party" or "Indemnifying Party") shall defend the other Party (the "Indemnified Party") at the Distributing Party's cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims. losses. costs, damages, fees, or expenses arising out of or in connection with the commercialization, marketing or sale of the Licensed Products (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Licensed Products, claimed by reason of breach of warranty, negligence. product defect or other similar cause of action. regardless of the form in which any such claim is made. In the event of any such claim against an Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and the Indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party's written authorization.

Vll1.2. Reports and Payments. Licensee shall deliver to Licensor within 60 days after the end of each calendar quarter a written report showing its computation of royalties and sublicense fees due under this Agreement for such calendar quarter. Simultaneously with the delivery of each such report, Licensee shall tender payment of all amounts shown to be due thereon. The royalty payments and sublicense fees due on sales in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such currency quoted by the Citibank foreign exchange desk on the close of business on the business day immediately preceding the date of such report. All amounts due under this Agreement shall be paid to Licensor in United States dollars (U.S. $) by wire transfer to an account in a United States bank designated by Licensor. or in such other form and/or manner as Licensor may reasonably request. During the term of this Agreement, Licensor shall have the right from time to time {not to exceed once during each calendar year) to have an independent certified public accountant inspect, during normal business

[insert address. tel, fax and email}

If to Licensor:	Blue Ivory Holdings Ltd.

[insert address, tel. fax and emaiiJ

Vlll.6. No Agency. Nothing herein shall be deemed to constitute Licensee, on the one hand, or Licensor, on the other hand. as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither Licensee, on the one hand, nor Licensor, on the other hand, shall be responsible for the acts or omissions of the other. No Party will have authority to speak for. represent or obligate the other Party in any way without prior written authority from such other Party.

Vlll.7. Entire Agreement. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for ail purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

Vlll.8. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

Vll1.9. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

Vlll.10. Assignment. No Party to this Agreement may assign its rights or obligations hereunder without the prior written consent of each other Party; provided, however, that each Party may

BLUE IVORY HOLDINGS LTD.		AXXESS PHARMA INC.

By:	/s/ Alan Cole	By:	/s/ Daniel P. Bagi
	Alan Cole President		Daniel P. Bagi, President

Schedule A

Drug ldenitification Numbers

Schedule 8

Patents and Patent Applications

ADDENDUM

This Addendum (the "Addendum"), dated as of October 1, 2012, by and between AXXESS PHARMA, INC., a Nevada corporation, (the "Company"), and Blue Ivory Holdings International Ltd, (BIH) a Nassau, Bahamas, Corporation

WHEREAS:

A.        The Company and the Licensor are party to a Pharmaceutical License Agreement dated as of October I, 2012 (the "Agreement"), pursuant to which, among other things, BIH has the right to quarterly payments of $125,000, totalling $5,000,000 over a period often years and such amount is owed to BIH by the Company; and

B.         Pursuant to the Agreement the Company agrees to issue 25,000,000 common shares and 20,000,000 preferred shares on a collateral basis until license has been paid in full to BIH.

C.         Pursuant to the License Agreement, in the event of default BIH shall have the right to sell1% of their 25,000,000 shares quarterly as of January 1, 2014.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby to amend the Note as follows:

1.	This Agreement, the rights of the parties under and in connection herewith, and all actions arising in whole or part under or in connection herewith will be governed by and construed in accordance with the laws of the State of Nevada. The parties hereby irrevocably and unconditionally submit to the jurisdiction of any federal or state court located within the State of Nevada over any dispute for purposes of any action, suit or proceeding arising out of or relating to this Agreement. Each party irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such court or to the convenience of the forum. No modification or waiver of any provision hereof shall be enforceable unless approved by the Investor in writing. No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

2.	Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or facsimile (with facsimile machine confirmation of delivery received) at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The address for such communications shall be:

If to the Company:

Axxess Pharma, Inc.

If to the Licensor:

Blue Ivory Holdings International, Ltd.

Either party hereto may from time to time change its address for notices by giving at least 10 days advance written notice of such changed address to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Investor and the Company have caused this Agreement to be duly executed as of the date first written above.

THE COMPANY:

AXXESS PHARMA, INC

By:	/s/ Daniel Bagi, M.D.
Name: Daniel Bagi, M.D.
Title: President

LICENSOR:

Blue Ivory Holdings International Ltd.

By:	/s/ Alan Cole
Name: Alan Cole
Title: President